Exhibit 4.1

SHARE PURCHASE AGREEMENT1

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is made as of this [   ] day of [   ], [   ], by and between NeuroSense Therapeutics Ltd., a company registered under the laws of the State of Israel, having its principal place of business at [   ], Israel (the “Company”) and [   ], Israeli I.D. no. [   ], residing at [   ] (the “Investor”).

R E C I T A L S

WHEREAS, the Board of Directors of the Company (the “Board”) has decided to raise capital by means of issuance of ordinary shares of the Company, par value NIS 0.001 each (the “Ordinary Shares”), all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Investor desires to purchase from the Company, and the Company desires to issue and sell to the Investor, Ordinary Shares of the Company, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants set forth herein, the parties hereby agree as follows:

1.	The Transaction

Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall issue to the Investor, and the Investor shall purchase from the Company [    ] Ordinary Shares (the “Shares”), at a price per Ordinary Share of US$[   ] (the “Price Per Share”). The Shares to be issued to the Investor, for the total purchase price of US$[   ] (the “Purchase Price”). Upon their issuance, the Shares shall represent such percentage of the share capital of the Company on a Fully-Diluted Basis (as defined below) immediately following the Closing, as set forth in the capitalization table attached hereto as Schedule 3.4, and pending on the aggregate sum of Purchase Price, as set forth in the capitalization table

“Fully-Diluted Basis” means the number of shares of the Company issued and outstanding after giving effect to the exercise, exchange or conversion into Ordinary Shares of all outstanding securities, rights, options, warrants, calls, commitments or agreements of any nature or character (whether debt or equity, that are, directly or indirectly, exercisable or exchangeable for, or convertible into or otherwise represent the right to purchase or otherwise receive, any such shares or other arrangement to acquire at any time or under any circumstance, shares of the Company or any such other securities, including all stock options and/or shares of capital stock reserved for grant or issuance to officers, directors, employees and consultants under all contracts or commitments existing prior to the signature of this Agreement.

[The Investor is aware and accepts that his investment hereunder is part of a total investment of a total aggregate amount of no less than US$[    ] and up to US$[    ] (including Investor’s investment), under terms of investment and options substantially similar to the terms hereof (the “Extended Investment”). The Extended Investment is expected to be completed by [    ].]

2.	Closing[; Additional Closing]

2.1.	Closing. The closing of the purchase and sale of the Shares shall take place by the electronic exchange of signatures and other documents, simultaneously with the execution of this Agreement (such closing is referred to as the “Closing” and such date and time is referred to as the “Closing Date”).

[1]	The bracketed language is included in certain, but not all, of the share purchase agreements.

2.2.	Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1.	The Company shall deliver to the Investor the following documents, and/or the following transactions shall occur:

2.2.1.1.	Board Resolutions. A copy of resolutions of the Board, in the form attached hereto as Schedule 2.2.1.1, approving the execution and delivery by the Company of, and the performance thereby of all of its obligations under this Agreement (collectively, the “Transaction Documents”), and the consummation of all transactions contemplated thereby, including among others, [the issuance of the Other Shares and] the sale and issuance of the Shares.

2.2.1.2.	Share Certificate. A validly executed share certificate covering the Shares purchased at the Closing, issued in the name of the Investor, in the forms attached hereto as Schedules 2.2.1.2.

2.2.1.3.	Share Register. A copy of the Company’s shareholders register, dated as of the Closing Date, in the form attached hereto as Schedule 2.2.1.3, reflecting the issuance of the Other Shares, and the Shares purchased at the Closing.

2.3.	[Investor’s Option and Additional Closing. Investor is hereby granted an option (the “Investor’s Option”) to purchase an additional up to [ ] Shares (the “Additional Shares”), at the Price Per Share, by investing an additional amount of up to US $[ ] (the “Investor’s Additional Amount”). The Investor’s Option may be exercised, [at Investor’s sole discretion, in whole or in part, but in no more than four (4) parts. The Option may be exercised commencing on the Closing Date (and subject to the consummation of the Closing) and until December 31. 2020 (“Option Period”), and shall thereafter expire. For purposes of clarity, Investor may choose to invest $[ ] of the Investor’s Additional Amount three months from the Closing Date, and another US $[ ] six months from the Closing Date, or any other such amounts, at Investor’s sole discretion.][until the earlier of (a) the consummation of a financing round in the Company following the Closing Date in the aggregate amount of at least USD $500,000; or (b) the lapse of six (6) months following the closing date.] Nothing herein shall be deemed to obligate Investor to invest and Investor’s Additional Amount. Investor shall notify the Company in writing of his intent to exercise the Investor’s Option[, or any part thereof and shall state in such exercise notice that part of the Investor’s Additional Amount, which it is interested in investing pursuant to such exercise notice. Each time the Investor exercises the Investor’s Option, there shall be an “Additional Closing”.] The Additional Closing shall take place in the same manner as set forth above, or at such other manner as may be mutually agreed between the parties. The Additional Shares issuable upon the exercise of the Investor’s Option shall be issued by the Company following the payment of the applicable Investor’s Additional Amount by the Investor.

2.4.	Transactions at the Additional Closing. At the Additional Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.4.1.	The Company shall deliver to the Investor the following documents, and/or the following transactions shall occur:

2.4.1.1.	Board Resolutions. A copy of resolutions of the Board, approving the issuance and sale of Additional Shares under the Additional Closing.

2.4.1.2.	Share Certificate. Validly executed share certificate covering the Additional Shares purchased at the Additional Closing, issued in the name of the Investor.

2.4.1.3.	Share Register. A copy of the Company’s shareholders register, dated as of the closing of the Additional Closing, reflecting the issuance of the Additional Shares purchased at the Additional Closing.]

2.5.	Filings with Registrar of Companies. Promptly following the Closing and the Additional Closing, the Company shall file with the Israeli Registrar of Companies all legally required reports in respect of the transactions herein.

2.6.	Wire Payment. The Investor shall cause the transfer, at the Closing, in immediately available funds to the Company of the Purchase Price less the Advance Payment, and, if and when elected by the Investor, of that portion of the Investor’s Additional Amount, in consideration for the Additional Shares to be issued to it at an Additional Closing, by wire transfer to the Company’s bank account, the details of which are as follows: Bank, branch no. [ ] , IBAN [ ] , account name: [ ], [ ]. All amounts to be paid by Investor shall be in New Israeli Shekel.

2.7.	[Issuance of a Proxy. The Investor will execute and deliver to the Company an irrevocable proxy in the form attached hereto as Schedule 2.7.]

3.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Investor that, as of the date hereof and as of the Closing Date [and the Additional Closing date when specified], the following representations and warranties are true and accurate in all respects:

3.1.	Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as currently proposed to be conducted. The Articles of Association of the Company as in effect on the date hereof are attached hereto as Schedule 3.1 (the “Articles”).

3.2.	Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and otherwise carry out its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated herein have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company (other than customary filings with the Israeli Registrar of Companies which shall be performed by the Company promptly after Closing and each Deferred Closing). This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement does not conflict with or cause a breach or default under (i) the Articles, or other governing instruments of the Company, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, (iii) any agreement, contract, or commitment to which the Company is a party or by which the Company is bound, or (iv) under any applicable law.

3.3.	Consents. Subject to the provisions of this Agreement, preemptive rights granted to certain shareholders and the receipt of a Board approval as aforesaid, no consent, including any third party consent, is required for the Company to enter into and perform its obligations hereunder. The execution, delivery and compliance with this Agreement will not give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company.

3.4.	Share Capital. As of the date hereof, the authorized share capital of the Company consists of NIS [ ] divided into [ ] Ordinary Shares, par value NIS 0.001 per share, of which [ ] Ordinary Shares are issued and outstanding. As of the Closing, the authorized share capital of the Company will consist of NIS [ ] divided into [ ] Ordinary Shares, par value NIS 0.001 per share, of which [ ] Ordinary Shares will be issued and outstanding. Attached hereto as Schedule 3.4 is a capitalization table setting forth the number and class of shares held by each shareholder of the Company, and the total number of reserved and granted options, warrants, and all other rights to subscribe for, purchase or acquire from the Company any share capital of the Company.

3.5.	[Due Issuance of Shares/No Encumbrances. The Company hereby represents and warrants to Investor as of the Closing Date and each Additional Closing, that the sale, conveyance, transfer, assignment and delivery of the Purchased Shares and the Additional Shares by the Company to each Investor as contemplated by this Agreement, will transfer to the Investor, as of the Closing, and each Additional Closing, as applicable, legal and valid title to the Purchased Shares and each Additional Share, free and clear of all claims, liens, charges, security interests and other encumbrances of any nature.

3.6.	Intellectual Property and Other Intangible Assets. The Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to its technology and related patent applications, trade secrets, licenses, information, processes and other intellectual property rights currently used in the conduct of its business as now conducted (the “Company IP”). To the Company’s knowledge, without having conducted a freedom to operate analysis, the use of the Company IP does not infringe intellectual property rights of others.

3.7.	Litigation. The Company is not a party to any lawsuit or other proceeding. To the best knowledge of the Company, no action or proceeding is overtly threatened against the Company.

3.8.	No Undisclosed Liabilities. Except as set forth in Schedule 3.8 hereto and except for the transactions contemplated by this Agreement, the Company has not incurred any material liability or obligation of any nature, other than liabilities and obligations incurred in its ordinary course of business.

3.9.	Broker. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under the Agreement.

3.10.	Disclosure; Limited Representations. The Company has made available to the Investor all the information reasonably available to the Company that the Investor requested for deciding whether to acquire the Shares, including certain of the Company’s projections included in its business plan (the “Business Plan”). The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to the Investor, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.]

4.	Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company that, as of the date hereof and as of the Closing Date, the following representations and warranties are true and accurate in all respects:

4.1.	Authorization. The Investor has full power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement does not conflict with and does not cause a breach or default, under any agreement, contract, or commitment to which Investor is a party or by which Investor is bound, or under any applicable law. No consent (including, without limitation, from shareholders or creditors of such Investor) is required for Investor to enter into and perform its obligations hereunder.

4.2.	Due Execution. The Investor has duly executed and delivered this Agreement, which is a valid and binding agreement of such Investor. This Agreement constitutes valid and legally binding obligations of the Investor enforceable against it in accordance with its respective terms, except as limited by (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance or other laws affecting enforcement of creditors’ rights generally; (ii) rules and laws relating to the availability of specific performance, injunctive relief and other equitable remedies; and (iii) applicable securities laws.

4.3.	Experience. Investor is an experienced, sophisticated and knowledgeable investor in financial and business matters, familiar with the business and affairs of the Company, and is capable of evaluating the risks of its investment of the Purchase Price [and, if applicable, Investor’s Additional Amount,] to the Company; it has the financial ability to bear the economic risk in granting the Purchase Price [and Investor’s Additional Amount] to the Company, has adequate means of providing for its current needs and contingencies, has no need for liquidity in such investment and can afford a complete loss of such investment; it has been furnished by the Company with the documents and information regarding the Company which it has requested, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company; and it is granting the Purchase Price [and, if applicable, Investor’s Additional Amount,] without representations or warranties of any kind other than as expressly referenced in this Agreement. The Investor further acknowledges, that this Agreement and the issuance of the Shares and, if applicable, the Additional Shares, hereunder (i) do not constitute a promise or guarantee or warranty by the Company or its shareholders or directors as to the financial or commercial success of the Company or the future value of the Shares; and (ii) involves a risk factor that may even result in the loss of the Purchase Price [and, if applicable, the Investor’s Additional Amount,] and other investments and efforts made by the Investor in the Company.

4.4.	Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Investor is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken in connection with any of the transactions contemplated under this Agreement.

4.5.	No Additional Securities. Other than the issuance of the Shares and the right to be issued the Additional Shares (subject to the exercise by the Investor of the Investor’s Option) as set forth in this Agreement, the Investor is not entitled to receive any other securities of the Company.

5.	Conditions of Closing of the Investor

The obligations of the Investor to purchase the Shares and to transfer the Purchase Price [(less the Advance Payment)] at the Closing, are subject to the fulfillment at or before the Closing [and the Additional Closing (as applicable)], of the following conditions precedent, any one or more of which may be waived in whole or in part by the Investor, which waiver shall be at the sole discretion of the Investor:

5.1.	Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing [and the Additional Closing,] as if made on the Closing Date.

5.2.	Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the Closing [and the Additional Closing,] shall have been performed or complied with by the Company prior to or at the Closing and the Additional Closing.

5.3.	Consents, etc. The Company shall have obtained all permits, consents and authorizations that shall be necessary or required to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the issuance of the Shares to the Investor.

5.4.	Delivery of Documents. All of the documents to be delivered by the Company pursuant to Section 2.2 shall be in a form and substance satisfactory to the Investor, and shall have been delivered to the Investor.

5.5.	Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incidental to such transactions (and with respect to any actions and/or resolutions, that are needed shall be satisfactory in substance and form to the Investor and its counsel, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as the Investor may reasonably request.

6.	Conditions of Closing of the Company

The Company’s obligations to sell and issue the Shares at the Closing[ and at each Additional Closing,] to the Investor, are subject to the fulfillment at or before the Closing [and at each Additional Closing,] of the conditions that (a) all covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by the Investor prior to the Closing [and the Additional Closing,] shall have been performed or complied with by the Investor prior to or at the Closing [and the Additional Closing,] including, without limitation, the payment of the Purchase Price [and the relevant part of the Investor’s Additional Amount,] by the Investor in immediately available funds, and (b) the representations and warranties made by the Investor in this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing and the Additional Closings, as if made on the Closing Date.

7.	Additional Covenants

7.1.	[Use of Proceeds. The Company will use the proceeds of the issuance and sale of the Shares and Additional Shares, if applicable, for research and development, sales and marketing and other operating expenses, in accordance with the budget [to be approved from time to time by the Board][attached hereto as schedule 7.1, as may be amended from time to time by the board (the “Budget”). Notwithstanding the above, any change in the Budget shall require the prior consent of the Investor].

7.2.	No other Representations. Investor acknowledges that neither the Company nor any of its shareholders or representatives has made or is making, and it has not and is not relying on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied (all of which are hereby disclaimed), except as provided in this Agreement.]

7.3.	Confidentiality. Subject to any obligation to comply with applicable law, whether or not the transactions contemplated hereby are consummated, all information obtained by Investor about the Company shall be thereby kept in strict confidence. In addition, Investor shall not make any use of such information other than strictly for purposes hereof. If this Agreement is terminated for any reason, Investor shall promptly return or cause to be returned to the Company all written data, information, files, records and copies of documents in whatever form, obtained by Investor in connection with the transactions contemplated hereby. In the event that the Investor is subject to disclosure duties under applicable laws, the Investor shall have the right to make any disclosure of information only to the extent required under such laws. Furthermore, this confidentiality undertaking shall not apply with regard to information which: (i) is or becomes generally available to the public other than as a result of disclosure thereof by any Investor; (ii) is lawfully received by the Investor on a non-confidential basis from a third party that is not itself under any obligation of confidentiality or nondisclosure to the Company or any other third party with respect to such information; (iii) the Investor had prior knowledge with respect thereto, as evidenced in written records.

7.4.	[The Company acknowledges that the Investor and/or Eti Pharma Ltd. (a company Controlled (as defined below) by the Investor) (“Eti Pharma”), may invest in or receive business plans from entities with similar or competing technologies or services to the Company. Nothing in this Agreement shall impair or inhibit such activities provided that the Investor and/or Eti Pharma do not use any Confidential Information of the Company in connection with such activities. The terms of this Agreement shall not be construed to limit the Investors’ and/or Eti Pharma’s right to independently develop or invest in entities without use of the Company IP and the Confidential Information of the Company.]

7.5.	[Information Rights. So long as the Investor 7.3. holds at least two and a half percent (2.5%) of the share capital of the Company on a Fully-Diluted Basis, the Investor shall be entitled to receive from the Company (i) the Company’s annual financial statements within 90 days after the end of each fiscal year; (ii) quarterly financial statements, if applicable, within 45 days of the end of each fiscal quarter; and (iii) information with respect to the Company’s research and developments.]

7.6.	[Pre-emptive Right; Waiver. [Until the closing of an initial offering of the Company’s securities to the public][As long as the investor holds at least five percent (5%) of the Company’s outstanding share capital, on an as-converted basis (“Qualified Holder”)], Investor shall have a pre-emptive right to purchase its pro-rata portion, or any part thereof, of any securities that the Company may, from time to time, propose to sell and issue. The Investor’s pro-rata portion shall be the ratio of the number of shares of the Company [(assuming the conversion of all preferred shares of the Company, if any, at the time of the Rights Notice (as defined below) to Ordinary Shares)] held by Investor as of the date the said financing round is approved by the Board, to the aggregate number of shares held by the shareholders of the Company as of such date (all on an as converted basis). Investor hereby waives any and all preemptive rights to which he may be entitled in connection with the Extended Investment, such waiver further includes Investor’s waiver of the right to receive a notice of preemptive rights to which he may be entitled in connection with the Extended Investment. [If the Company proposes to issue New Securities it shall give the investor a written notice (the “Rights Notice”) of its intention, describing the New Securities, the price, the relevant terms upon which the Company proposes to issue them, and the number of shares that the Investor has the right to purchase. Investor shall have fourteen (14) days from delivery of the Rights Notice (the “Response Period”) to agree to purchase all or any part of its pro-rata share of such New Securities. Failure by the Investor to return to the Company the Rights Notice completed in full within the aforesaid period shall be deemed an election by Investor not to exercise its rights hereunder].]

[The Company shall, within thirty (30) days following the Closing Date, amend its Articles so that it shall include the aforementioned pre-emptive right provided to the Investor under this Section [    ].]

8.	Miscellaneous

8.1.	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

8.2.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of courts in Tel-Aviv in respect of any matter arising in connection with this Agreement.

8.3.	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Company and Investor, with the exception of assignments and transfers from a party to its Permitted Transferee. “Permitted Transferee” means, with respect to the Investor and/or the Company, as applicable: (i) Investor’s spouse, child, parent or sibling (including step and adopted children, siblings and parents) ancestors or descendants or any trusts for the benefit of the Investor or such persons; (ii) any person or entity which controls a majority of the voting rights or other voting interests in the Company (“Control”), Controlled by or is under common Control with the Company; and (iii) Company’s shareholders in the event of the dissolution of the Company.

8.4.	Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. Any term of this Agreement may be amended only with the written consent of the Company and the Investor. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the party against such waiver is sought.

8.5.	Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) business days after the business day of deposit with the Israel Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid if addressed to a party in the same country or ten (10) days after deposit with the Israel Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid if addressed to a party in a different country; (b) upon delivery, if delivered by hand; (c) three (3) business days after the business day of deposit with Federal Express or similar overnight courier, freight prepaid; or (d) one (1) business day after the business day of facsimile transmission or by e-mail (with delivery confirmation). All such notices and other communications shall be addressed: (i) if to the Investor, at the Investor’s address as specified above, (ii) if to the Company, at the Company’s address as specified above, or, in each of (i) and (ii) above, at such other address as the recipient party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

8.6.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

8.7.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.8.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

8.9.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

NeuroSense Therapeutics Ltd.

By:
Name:	Alon Ben-Noon
Title:	Chief Executive Officer

INVESTOR:

[Signature Page to Share Purchase Agreement]

Schedule 2.2.1.1

Board Resolutions

Schedule 2.2.1.2

Share Certificates

Schedule 2.2.1.3

Share Register

Schedule 3.1

Articles of Association

Schedule 3.4

Capitalization Table